Independent Auditors' Consent


The Board of Trustees
Oppenheimer U.S. Government Trust Fund:

We consent to the use in this Registration Statement of Oppenheimer U.S. Government Trust Fund of our report dated September 22, 1999 included in the Statement of Additional Information, which is part of such Registration Statement, and to the references to our firm under the headings "Financial Highlights" appearing in the Prospectus, which is also part of such Registration Statement, and "Independent Auditors" appearing in the Statement of Additional Information.


                                          /s/ KPMG LLP

                                          KPMG LLP



Denver, Colorado
December 20, 1999